UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 20, 2019

BEYOND MEAT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38879	26-4087597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
119 Standard Street
El Segundo, California 90245
(Address of principal executive offices, including zip code)
(866) 756-4112
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	BYND	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).                               Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of General Counsel and Secretary

On May 20, 2019, Beyond Meat, Inc. (the “Company”) issued a press release announcing that Teri L. Witteman, age 50, had been appointed by the Company’s Board of Directors to serve as General Counsel and Secretary of the Company effective May 20, 2019 (the “Start Date”). Mark J. Nelson, the Company’s current CFO, Treasurer and Secretary, will relinquish the role of Secretary effective as of Ms. Witteman’s Start Date.

Ms. Witteman joins the Company from Musick, Peeler & Garrett LLP, where she was a partner since April 2016, specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Before joining Musick Peeler, Ms. Witteman was an attorney with Anglin Flewelling Rasmussen Campbell & Trytten LLP from September 2004 to April 2016, having started her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions. From December 2012 to September 2018, Ms. Witteman served as Secretary of Farmer Bros. Co. (Nasdaq: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Ms. Witteman received her Juris Doctor, Order of the Coif, from UCLA School of Law, and her B.A. in Economics, with honors and distinction, from the University of California, Berkeley.

Ms. Witteman has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Witteman and any other person pursuant to which Ms. Witteman was appointed General Counsel and Secretary of the Company.

In connection with the appointment, Ms. Witteman executed an offer letter, which provides that she will be employed by the Company on an “at will” basis and will receive, among other things, an initial annual base salary of $300,000, and an annual cash bonus targeted at 50% of Ms. Witteman’s base salary (pro-rated for 2019), as determined by the Compensation Committee of the Board of Directors. In addition, Ms. Witteman will be eligible for certain change in control severance benefits pursuant to the Company’s form of Executive Change in Control Severance Agreement, including salary and benefits continuation and accelerated equity award vesting in certain circumstances.

Pursuant to the offer letter, subject to the approval of the Company’s Board of Directors, Ms. Witteman will be granted an option under the Company’s 2018 Equity Incentive Plan (the “Plan”) to purchase 250,000 shares of the Company’s common stock with an exercise price to be equal to the closing sales price of the Company’s common stock on the date of grant as reported by Nasdaq, and vesting as follows: the option vests and becomes exercisable as to 25% of the total shares on the first anniversary of the Start Date and 1/48th of the total shares vests and becomes exercisable monthly thereafter such that the option is fully vested and exercisable on the fourth anniversary of the Start Date, subject to Ms. Witteman’s continuous service through the applicable vesting date. In addition, Ms. Witteman will be eligible for additional equity grants under the Plan as determined by the Compensation Committee of the Board of Directors.

The Company expects to enter into the Company’s standard form of indemnification agreement for directors and executive officers with Ms. Witteman, which requires us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

The foregoing description of Ms. Witteman’s employment terms is qualified in its entirety by reference to the full text of her offer letter, a copy of which is filed as Exhibit 10.1 attached hereto, and the terms of which are incorporated by reference herein.

A copy of the press release announcing Ms. Witteman’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1+	Offer Letter dated April 29, 2019 with Teri L. Witteman
99.1	Press release issued by Beyond Meat, Inc. on May 20, 2019
_________
+ Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND MEAT, INC.

By:	/s/ Mark J. Nelson
Name:	Mark J. Nelson
Title:	Chief Financial Officer and Treasurer
Date: May 20, 2019